As filed with the Securities and Exchange Commission on October 23, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WebMD Health Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2783228
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

111 Eighth Avenue
New York, New York 10011
(Address, Including Zip Code, of Principal Executive Offices)

WebMD Health Corp.
Amended and Restated 2005 Long-Term Incentive Plan
(Full Title of the Plan)

Douglas W. Wamsley
Executive Vice President, General Counsel and Secretary
WebMD Health Corp.
111 Eighth Avenue
New York, New York 10011
(212) 624-3700
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed Maximum	Amount of
Securities	to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered(1)	per Share(2)	Price(2)	Fee(2)
Common Stock, par value $0.01 per share	6,600,000	$33.58	$221,628,000	$12,366.85

(1)	This registration statement on Form S-8 (this “Registration Statement”) registers an aggregate of 6,600,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”) of WebMD Health Corp., a Delaware corporation (the “Company” or the “Registrant”) available for issuance pursuant to the WebMD Health Corp. Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan as a result of adjustments under the Plan by reason of one or more stock splits, stock dividends or similar transactions.

(2)	Pursuant to Securities Act Rules 457(c) and 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based on the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq National Market on October 20, 2009 and is estimated solely for the purpose of calculating the registration fee.

PART I
PART II
Item 3. Incorporation of Certain Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX
EX-4.1
EX-4.2
EX-4.3
EX-5.1
EX-23.1
EX-23.2

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428.

1

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents of the Company and HLTH Corporation (“HLTH”) (which was merged with and into the Company on October 23, 2009 (the “HLTH Merger”)) filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference (other than any portions of the respective filings that were furnished, under applicable Commission rules, rather than filed):

WebMD Health Corp. Filings
(File No. 000-51547)

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on February 27, 2009, as amended by Amendment No. 1 filed with the Commission on April 30, 2009;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

(c)	the Company’s Current Reports on Form 8-K filed with the Commission on February 23, 2009, May 4, 2009, May 5, 2009, June 18, 2009, July 2, 2009, July 14, 2009, September 4, 2009 and September 15, 2009;

(d)	the description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on September 29, 2005 (Commission File No. 000-51547), as updated by the description of the Company’s Common Stock contained in the Joint Proxy Statement/Prospectus (the “HLTH Merger Proxy Statement/Prospectus”) filed by the Company with the Commission pursuant to Rule 424(b)(3) on September 15, 2009 (Registration No. 333-160530); and

(e)	the unaudited pro forma condensed combined financial information contained on pages 19 through 25 of the HLTH Merger Proxy Statement/Prospectus.

HLTH Corporation Filings
(File No. 000-24975)

(f)	HLTH’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 2, 2009, as amended by Amendment No. 1 filed with the Commission on April 30, 2009;

(g)	HLTH’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009; and

(h)	HLTH’s Current Reports on Form 8-K filed with the Commission on February 23, 2009, May 4, 2009, May 5, 2009, June 18, 2009, July 2, 2009, July 14, 2009, September 4, 2009, September 15, 2009, September 22, 2009 and October 20, 2009.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not required.

Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of the Common Stock registered hereby is passed on for the Company by Lewis H. Leicher, Esq. Mr. Leicher is a Senior Vice President and Assistant General Counsel of the Company and, until the completion of the HLTH Merger, also served as Senior Vice President and Assistant General Counsel of HLTH. Mr. Leicher is eligible to participate in the Plan, owns shares of Common Stock and holds outstanding options granted pursuant to plans assumed by the Company in connection with the HLTH Merger.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145 further provides that a corporation may also indemnify any person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper.

The Registrant’s bylaws provide that it will, to the fullest extent permitted by Delaware law, indemnify any person who was or is made or is threatened to be made a party to any action or proceeding by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such action or proceeding. The Registrant has entered into agreements with its directors, executive officers and some of its other officers implementing such indemnification. The Registrant’s bylaws also require it, to the fullest extent not prohibited by Delaware law, to advance expenses to such officers and directors who are party to an action or proceeding for which indemnification may be sought, upon receipt of an undertaking by such officer or director to repay all amounts advanced if it should be ultimately determined that such officer or director is not entitled to indemnification. In addition, the Registrant’s certificate of incorporation limits, to the fullest extent permitted by Delaware law, the liability of directors for monetary damages for breach of fiduciary duty. The Registrant may also purchase and maintain insurance policies insuring its directors and officers against certain liabilities they may incur in their capacity as directors and officers.

Item 7.	Exemption from Registration Claimed.

Not required.

Item 8.	Exhibits.

See the attached Exhibit Index beginning on page E-1, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 23, 2009.

WEBMD HEALTH CORP.

By:	/s/ Mark D. Funston
Mark D. Funston
Executive Vice President & Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wayne T. Gattinella Wayne T. Gattinella	Director, Chief Executive Officer & President (Principal Executive Officer)	October 23, 2009

/s/ Mark D. Funston Mark D. Funston	Executive Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)	October 23, 2009

/s/ Mark J. Adler, M.D. Mark J. Adler, M.D.	Director	October 23, 2009

/s/ Paul A. Brooke Paul A. Brooke	Director	October 23, 2009

/s/ Kevin M. Cameron Kevin M. Cameron	Director	October 23, 2009

/s/ Neil F. Dimick Neil F. Dimick	Director	October 23, 2009

/s/ Jerome C. Keller Jerome C. Keller	Director	October 23, 2009

/s/ James V. Manning James V. Manning	Director	October 23, 2009

/s/ Abdool Rahim Moossa, M.D. Abdool Rahim Moossa, M.D.	Director	October 23, 2009

Herman Sarkowsky	Director

Signature	Title	Date

/s/ Joseph E. Smith Joseph E. Smith	Director	October 23, 2009

/s/ Stanley S. Trotman, Jr. Stanley S. Trotman, Jr.	Director	October 23, 2009

/s/ Martin J. Wygod Martin J. Wygod	Director	October 23, 2009

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-8 filed October 23, 2009 with respect to plans assumed in the HLTH Merger)
3.2	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-8 filed October 23, 2009 with respect to plans assumed in the HLTH Merger)
4.1	WebMD Health Corp. Amended and Restated 2005 Long-Term Incentive Plan (the “2005 LTIP”)*
4.2	Form of Restricted Stock Agreement for the 2005 LTIP*
4.3	Form of Option Agreement for the 2005 LTIP*
5.1	Opinion of Lewis H. Leicher, Esq., Assistant General Counsel of the Registrant, as to the legality of the securities registered hereby*
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm for the Registrant*
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for HLTH*
23.3	Consent of Counsel (included in Exhibit 5.1)*

*	Filed herewith.

E-1